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                                                                       EXHIBIT 3

                                PXRE CORPORATION

                  Revised By-Law Sections 8, 9, 10, 11 and 12,
            as adopted by the Board of Directors on October 16, 1997

                  Section 8. Chief Executive Officer. Subject to the direction of the Board of Directors, the Chief Executive Officer shall have general charge of the business, affairs and property of the Corporation and general supervision over its officers and agents. If present, he shall, in the absence or disability of the Chairman of the Board, preside at all meetings of stockholders and he shall effectuate or cause to be effectuated all orders and resolutions of the Board of Directors. He may sign, with any other officer thereunto duly authorized, certificates of stock of the Corporation, the issuance of which shall have been duly authorized (his signature to which may be a facsimile signature), and may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, agreements and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent. From time to time, he shall report to the Board of Directors all matters within his knowledge which the interests of the Corporation may require to be brought to their attention. He shall also perform such other duties as are given to him by these By-Laws or as from time to time may be assigned to him by the Board of Directors.

                  Section 9. President. The President shall, in the absence or disability of the Chief Executive Officer, perform all of the duties and, when so acting, shall have all of the powers and be subject to all restrictions upon the Chief Executive Officer. The President shall also perform such other duties as are given to him by these By-Laws or as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

                  Section 10. Vice Presidents. The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, agreements and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent. They shall also perform other duties and have such other powers as the Chairman of the Board, the President or the Board of Directors may from time to time prescribe.

                  Section 11. Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected by the Board of Directors. He shall exhibit at all reasonable times his books of account and records to any of the directors of the Corporation upon application during business hours at the office of the



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Corporation where such books and records shall be kept; when requested by the
Board of Directors, he shall render a statement of the condition of the finances of the Corporation at any meeting of the Board or at the annual meeting of stockholders; he shall receive, and give receipt for, moneys due and payable to the Corporation from any source whatsoever; and in general, he shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his duties as the Board of Directors may require.

                  Section 12. Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors and of the stockholders and keep the minutes thereof in a book or books to be provided for that purpose; he shall see that all notices required to be given by the Corporation are duly given and served; he shall have charge of the stock records of the Corporation; he shall see that all reports, statements and other documents required by law are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President or the Board of Directors.



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